CUSIP No. 673828208	13D	Exhibit 1

Joint Filing Agreement

This will confirm the agreement by and among all the undersigned that the Statement on Schedule 13D filed on or about this date and any further amendments thereto with respect to beneficial ownership by the undersigned of the Common Stock of Oakridge Energy, Inc., a Utah corporation, is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: December 19, 2007

West Coast Asset Management, Inc.

By:	*
Name:	Lance W. Helfert
Title:	President

West Coast Opportunity Fund LLC

By:	*
Name:	Lance W. Helfert
Title:	President of Managing Member

By:	*
Name:	Paul J. Orfalea

By:	*
Name:	Lance W. Helfert

CUSIP No. 673828208	13D	Exhibit 1

By:	*
Name:	R. Atticus Lowe

By:	*/s/ Linda Schuman
Name:	Linda Schuman
Title:	Attorney-in-fact